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                                                              SEC FILE NUMBER
                                                           811-21311; 333-103389
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                                                               CUSIP NUMBER

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):  |_|  Form 10-K   |_|  Form 20-F   |_|  Form 11-K   |_|  Form 10-Q
              |_|  Form 10-D   |X|  Form N-SAR  |_|  Form N-CSR

              For Period Ended: 3/31/2007

              |_|  Transition Report on Form 10-K

              |_|  Transition Report on Form 20-F

              |_|  Transition Report on Form 11-K

              |_|  Transition Report on Form 10-Q

              |_|  Transition Report on Form N-SAR

              For the Transition Period Ended: _________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                        PART I -- REGISTRANT INFORMATION

PIMCO High Income Fund
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FULL NAME OF REGISTRANT

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FORMER NAME IF APPLICABLE

c/o Allianz Global Investors Fund Management, 1345 Avenue of the Americas
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ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (Street and Number)

New York, New York 10105
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CITY, STATE AND ZIP CODE

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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a)  The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b)  The subject annual report, semi-annual report, transition report on
          Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day
|X|       following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form
          10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
          has been attached if applicable.

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PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR,
N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

SEC 1344 (04-06)

The Registrant has been unable to obtain a confirmation in connection with an unsettled transaction is a senior loan as of March 31, 2007,

which has delayed PricewaterhouseCoopers LLP ("PWC"), the Fund's independent registered public accounting firm, from completing its audit of the Registrant's financial statements. As a result, the Registrant expects to be unable to complete and file Form N-SAR relating to the March 31, 2007 annual period in the prescribed period of time without unreasonable effort or expense, as any such filing cannot be made without inclusion of PWC's internal control letter, which will not be issued until the audit is completed.

PART IV-- OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification

       Brian S. Shlissel             212                 739-3369
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            (NAME)               (AREA CODE)         (TELEPHONE NUMBER)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
     of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is
     no, identify report(s). |X| Yes    |_| No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof? |_| Yes    |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             PIMCO High Income Fund
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                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   May 31, 2007             By    /S/ Brian S. Shlissel
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                                    Name: Brian S. Shlissel
                                    Title: President and Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

            INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1.   This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General
     Rules and Regulations under the Securities Exchange Act of 1934.

2.   One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange
     Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the
     General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the
     Commission files.

3.   A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4.   Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5.   Electronic Filers: This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit reports within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or
     Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation
     S-T (ss.232.13(b) of this chapter).